Exhibit 3.2.99

BY-LAWS

OF

OUTBACK OF WALDORF, INC.

(A CLOSE CORPORATION )

ARTICLE I. OFFICES

The principal, office of the corporation is in the State of Maryland in Waldorf, Charles County, Maryland. The Corporation may have such other offices, either within or without the State of Maryland, as the stockholders may designate or the business of the Corporation may require from time to time.

ARTICLE II. BOARD OF DIRECTORS

After the completion of the organizational meeting or the directors and the issuance of one or more shares of stock the Corporation will have no board of directors and the stockholders shall manage the business and affairs of the Corporation by their direct action and may exercise all powers of directors.

ARTICLE III. STOCKHOLDERS’ MEETINGS

SECTION 1. Annual Meeting. An annual meeting of the stockholders shall be held in the month of                          in each year, beginning with the year 1994, for the purpose of designating officers, and for the transaction of such other business as may come before the meeting.

SECTION 2. Special Meeting. Specials meetings of the stockholders, for any purpose or purposes, unless otherwise described by statute, my be called by the President and shall be called by the President at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the Corporation entitled to vote at the meeting.

SECTION 3. Place of Meeting. The President may designate any place, either within or without the State of Maryland, unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the stockholders. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the State of Maryland, unless otherwise prescribed by statute, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shal1 be the principal office of the Corporation in the State of Maryland.

SECTION 4. Notice of Meeting. Written notice stating the place, day and hour for the annual meeting shall be delivered not less than ten (10) days nor more than thirty (30) days before the date of the meeting either personally or by mail, by the direction of the President. Special meetings shall be arranged informally at the convenience of the officers and stockholders of the corporation.

SECTION 5. Closing of Transfer Books. Stock books of the Corporation shall be closed against transfers for a period of ten (10) days before the date of each annual meeting of the stockholders.

SECTION 6. Quorum. A majority or of a1l of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at meeting of stockholders. In the absence of a quorum, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 7. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting.

SECTION 8. Voting of Shares. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders.

SECTION 9. Informal Action of Shareholders. Unless otherwise provided by law, any action required to be taken at a meeting of the stockholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with, to the subject matter thereof.

ARTICLE IV – OFFICERS

SECTION 1 Number. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including one or more Vice-Presidents as the stockholder may from time to time deem advisable. Any two or more offices may be held by the same person.

SECTION 2. Election of Officers. The officers of the Corporation shall be elected by the Board of Directors at the first organizational, meeting and thereafter will be elected annually by the stockholders at the annual meeting. If for reason of death, resignation, removal or otherwise, an officer cannot effectively carry out his responsibilities, a new officer shall be elected for the unexpired term at a special meeting specifically called therefore.

SECTION 3. President. The President shall be the principal executive officer of the Corporation and, subject to the control of the stockholders, shall in general supervise and direct all of the business and affairs of the Corporation. He shall, when present, preside at all meetings of the stockholders. He may sign, with the Secretary or any other proper officer of the Corporation, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the stockholders have authorized to be executed; and in general shall perform all duties incident to the office of President and such duties as may be prescribed by the stockholders from time to time.

SECTION 4. Vice-President. In the absence of the President, one Vice-President shall be designated as a first Vice-President to perform the duties of the President. The Vice-President shall perform such other duties as from time to time may be assigned by the President.

SECTION 5. Treasurer. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust. companies or other depositories as shall be selected in accordance with the provisions of Article V of these by-laws, and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the President.

SECTION 6. Secretary. The Secretary shall keep the minutes of all meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with these By-Laws or as required by law; be custodian of the corporate records and of the seal of the Corporation and see that the seal is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; have general charge of the stock transfer books of the Corporation; and in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President.

SECTION 7. Term of Office. Each officer shall hold office for a term of one year, subject to re-election annually

SECTION 8. Salaries. The salaries of the officers shall be fixed from time to time by the stockholders and no office shall be prevented from receiving such salary by reason of the fact that he is also a stockholder of the Corporation.

ARTICLE V. CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1.Contracts. The stockholders may authorize any officer or officers to enter into any contract or execute and deliver any instrument in the name of the Corporation and such authority may be general or confined to specific instances.

SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the stockholders. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by any officer of the Corporation or any employee duly designated by the officers to sign on behalf of the Corporation or as otherwise determined by the resolution of the stockholders.

SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the stockholders may select.

ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

SECTION 1. Certificates for Shares. Certificates representing shares of the corporation sha1l be in such form as shall be determined by the stockholders. Such certificates shall be signed by the President and Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer book of the Corporation.

SECTION 2. Transfer of Shares. Transfer of shares of the Corporation shall be made only on the stock transfer books or the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes. This section is subject. to the restrictions placed on the issuance, sale or transfer of stock in a close corporation by the provisions of Section 4-501 and 4-503 of the Corporations and Associations Article of the Annotated Code of Maryland.

ARTICLE VII. FISCAL YEAR

The fiscal year of the Corporation shall begin on the          day of                 , 1994 and end on the          day of              in each year.

ARTICLE VIII. DIVIDENDS

The stockholders may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Artic1es of Incorporation.

ARTICLE IX. SEAL

The stockholders shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the words “Corporate Seal”.

ARTICLE X. WAIVER OF NOTICE

Unless otherwise provided by law, whenever any notice is required to be given to any stockholder of the Corporation under the provisions of these By-Laws or under the provisions of the Articles of Incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall, be deemed equivalent to the giving of such notice.

ARTICLE XI. AMENDMENTS

These By-laws may be altered, amended or repea1ed and new By-Laws may be adopted by a vote of the stockholders representing at least              of all the shares issued and outstanding, at any annual stockholders meeting or at any special stockholders meeting.